SCHLUMBERGER LIMITED

                         POWER OF ATTORNEY

The undersigned in his capacity as a director or officer or both of Schlumberger Limited, a Netherlands Antilles corporation (the "Company"), does hereby appoint Janet B. Glassmacher, Lynda M. Quagliara and Ellen Summer, and each of them severally, his true and lawful attorney-in fact with power to act with or without the other and with full power of substitution and resubstitution, to execute for him and in his name, place and stead, in his capacity as a director or officer or both of the Company, a statement of beneficial ownership on Form 3, Form 4 or Form 5, and to file the same or cause the same to be filed with the Securities and Exchange Commission. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5.


April 14, 2004                     /s/ Tore I. Sandvold
                                      Tore I. Sandvold